Exhibit 12

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), is dated as of the 27th day of March 2020 (“Effective Date”), by and among S7 Finance B.V., a private company with limited liability organized under the laws of the Netherlands (“Seller”), Nachiketa Das (“Das”), and Alexander Bulgakov (“Bulgakov” and together with Das, “Purchasers”). Seller and Purchasers are each individually sometimes hereinafter referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is the owner of (i) 1,666 shares of Series H Convertible Preferred Stock, par value $0.001 per share, of MoneyOnMobile, Inc., a Texas corporation (the “Company”) (the “Preferred Shares”), (ii) that certain Warrant dated January 31, 2018 (the “2018 Warrant”), pursuant to which Seller is entitled to purchase 166,600 shares (subject to adjustment) of the Common Stock, par value $.001 per share (the “Common Stock”), of the Company, (iii) that certain Secured Promissory Note dated March 18, 2019 in the original principal amount of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000) payable by the Company to Seller (the “Note”); (iv) that certain Warrant dated March 18, 2019, pursuant to which Seller is entitled to purchase 34,750,000 shares (subject to adjustment) of the Common Stock of the Company (the “2019 Warrant and (v) that certain Unsecured Uncommitted Promissory Note dated September 17, 2019, payable by the Company to Seller (pursuant to which Seller has made advances to the Company to date in the amount of One Hundred Ten Thousand Eight Hundred Fifty and 63/100 Dollars ($110,850.63) (the “Unsecured Note” and together with the Preferred Shares, the 2018 Warrant, the Note and the 2019 Warrant, the “Subject Securities”);

WHEREAS, the Note and 2019 Warrant were purchased pursuant to the terms of that certain Securities Purchase Agreement, dated March 15, 2019, by and among the Company Seller and the other investors signatory thereto (the “SPA”), and the Note (and the other promissory notes issued pursuant to the SPA) are secured by that certain Security Agreement, dated as of March 13, 2019, by and between the Company and Seller, in its capacity as pledgee, assignee and collateral agent for the benefit of itself and the other investors party to the SPA (the “Security Agreement”), and are senior to certain debt obligations of other creditors of the Company pursuant to that certain Subordination and Standstill Agreement, dated as of March 13, 2019, by and among, the Company, certain creditors of the Company and Seller, in its capacity as agent for itself and the other holders of promissory notes party to the SPA, (the “Subordination and Standstill Agreement” and together with the SPA, the Note and the Security Agreement, the “Loan Documents”).

WHEREAS, Seller desires to sell and assign, and Purchasers desire to purchase the Subject Securities and all of Seller’s right, title and interest in and to the Subject Securities and under the Loan Documents, including Seller’s rights to receive payments of interest and principal as provided under the Note and the Unsecured Note, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.       PURCHASE AND SALE OF THE SUBJECT SECURITIES. Upon the terms and subject to the conditions set forth in this Agreement, as of the Closing (as hereinafter defined) Seller hereby sells, transfers, assigns and conveys to Purchasers and Purchasers hereby accept and purchase from Seller, in equal amounts, as set forth on Schedule 1 hereto, all right, title and interest of Seller in and to the Subject Securities, including Seller’s rights to receive payment of interest and principal as provided in the Note and the Unsecured Note, and in and to the Loan Documents, subject to the restrictions, obligations, terms and conditions contained in the Subject Securities, the Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Preferred Stock of the Company with respect to the Preferred Shares (and any amendments thereto), and in the Loan Documents, in exchange for an aggregate purchase price of Fifty Thousand U.S. Dollars and 00/100 ($50,000.00) as set forth in more detail on Schedule 2 hereto. Such sale and assignment is without recourse to Seller and, except as expressly provided in Section 3 of this Agreement, without representations or warranties by Seller of any kind (express, implied or provided by any applicable law).

2.       CLOSING. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the “Closing”) shall take place remotely via the exchange of documents and signatures, commencing at 10:00 a.m. Netherlands time, on such date as the Parties mutually agree (the “Closing Date”). The Closing shall be effective for all purposes as of 11:59 p.m., Netherlands time, on the Closing Date.

2.1       Seller Deliveries. At the Closing, Seller will deliver, or cause to be delivered to Bulgakov for the benefit of the Purchasers, each of the following:

(a)  a copy of the stock power with respect to the Preferred Shares executed by Seller;

(b)  a copy of the 2018 Warrant, accompanied by an Assignment executed by Seller, in substantially the form attached to the 2018 Warrant;

(c)  a copy of the Note, accompanied by an Assignment of Promissory Note executed by Seller;

(d)  a copy of the executed SPA, Security Agreement and the Subordination and Standstill Agreement;

(e)  a copy of the 2019 Warrant, accompanied by an Assignment of Warrant, executed by Seller;

(f)   a copy of the Unsecured Note executed by the Company, accompanied by an Assignment of Promissory Note, executed by Seller;

(g)  a copy of the executed letter agreement between Seller and the Company pursuant to which the Company waived delivery of any written legal opinions required in connection with the sale and transfer of the Subject Securities to Purchasers;

(h)  a copy of a letter to be distributed by Seller following the Closing, addressed to the Company and the investors listed on the Schedule of Buyers in the SPA, pursuant to which Seller resigns as collateral agent under the Security Agreement and as senior agent under the Subordination and Standstill Agreement; and

(i)    a copy of a notice to the Company with respect to the transfer of the Subject Securities and related rights to the Purchasers, in a form to be agreed.

2.2       Purchasers Deliveries. At the Closing, each Purchaser will deliver or cause to be delivered to Seller, the sum of Twenty-Five Thousand U.S. Dollars ($25,000) which consideration shall be paid by the delivery of a wire transfer of immediately available funds to Seller pursuant to the wire transfer instructions provided by Seller.

2.3       Post-Closing Deliveries. As soon as reasonably practical following the Closing, Seller shall deliver to the Company the notice referred to in Section 2.1 (i), together with the documents set forth therein, unless otherwise directed by Bulgakov.

3.       REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to the Purchasers that the statements contained in this Section 3 are correct and complete as of the Effective Date and as of the Closing Date.

3.1       Due Authorization. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller has duly executed this Agreement, and this Agreement constitutes the legal valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

3.2       Subject Securities. Seller is the sole owner of the Subject Securities and has good title to the Subject Securities, free and clear of all liens and encumbrances (other than restrictions on transfer imposed by the Securities Act of 1933, as amended (the “Securities Act”) and state securities laws).

4.	REPRESENTATIONS, WARRANTIES ACKNOWLEDGEMENTS AND AGREEMENTS OF PURCHASERS

Each Purchaser hereby severally represents, warrants, acknowledges and agrees for the benefit of Seller that the statements contained in this Section 4 are correct and complete as of the Effective Date and as of the Closing Date.

4.1       Due Authorization. Such Purchaser has full right, power and authority to execute and deliver this Agreement and to perform his obligations hereunder, including to purchase the Subject Securities. Such Purchaser has duly executed this Agreement, and this Agreement constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

4.2       No Conflict. Neither such Purchaser’s execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby by such Purchaser will (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under any law, statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which such Purchaser is a party or by which he (or any of his assets or properties) are bound; or (ii) require such Purchaser to obtain any authorization, consent, approval or waiver from, to give notification to, or to make any filing with, any governmental entity or to obtain the approval or consent of any other Person.

4.3       Brokers. Such Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

4.4       Non-reliance. Such Purchaser (i) is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating independently the merits, risks and suitability of entering into this Agreement and the transactions contemplated hereby, (ii) has conducted his own analysis and due diligence and independently obtained such information as it deems necessary in order to make an informed investment decision with respect to the Subject Securities, (iii) is able to bear the risk of an entire loss of his investment in the Subject Securities and the risks attendant to the transactions contemplated hereby, (iv) understands that the Subject Securities are “restricted securities” and cannot be readily sold, and (v) neither Seller nor any of its affiliates is acting as a fiduciary or advisor to such Purchaser with respect to this Agreement or any of the transactions contemplated hereby.

4.5       Accredited Investor; Acquisition for Own Account. Such Purchaser is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D of the Securities Act. Such Purchaser is acquiring the Subject Securities from Seller for his own account for the purpose of investment and not with a view towards the resale, transfer or distribution thereof, nor with the intention of distributing the Subject Securities in violation of the Securities Act or other applicable federal or state securities laws.

4.6       Restrictions on Transfer or Resale. Such Purchaser understands that: (i) the Subject Securities (and the shares of Common Stock issuable upon conversion of the Preferred Shares and upon the exercise of the 2018 Warrant and the 2019) Warrant have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) in the case of certain Subject Securities, such Purchaser shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Subject Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Purchaser provides the Company with reasonable assurance that such Subject Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Subject Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Subject Securities under circumstances in which the seller (or the Person) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) promulgated thereunder; and (iii) neither the Company nor any other person is under any obligation to register the Subject Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Such Purchaser acknowledges that any certificates or book-entry accounts representing the Subject Securities will bear a legend describing such restrictions on transfer.

4.7       Status of Purchaser.

(i)            Such Purchaser is not a U.S. Person (as defined in Rule 902 of Regulation S promulgated under the Securities Act) and is not acquiring the Subject Securities for the account or benefit of any U.S. Person.

(ii)           Such Purchaser acknowledges and agrees that hedging transactions involving the Subject Securities may not be conducted unless conducted in compliance with law.

(iii)          Such Purchaser acknowledges that the Subject Securities may only be sold offshore in compliance with Regulation S or pursuant to an effective registration statement under the Securities Act or another exemption from such registration, if available. Such Purchaser acknowledges and agrees that in connection with any resale of the Subject Securities pursuant to Regulation S, the Company will not register a transfer not made in accordance with Regulation S, pursuant to an effective registration statement under the Securities Act or in accordance with another exemption from the Securities Act.

(iv)          Such Purchaser has not acquired the Subject Securities as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S under the Securities Act) in the United States in respect of the Subject Securities which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Subject Securities; provided, however, that the Buyer may sell or otherwise dispose of the Subject Securities pursuant to registration thereof under the Securities Act and any applicable state and provincial securities laws or under an exemption from such registration requirements.

4.8       Disclaimer of Warranties. Except as expressly contained in Section 3 of this Agreement, Seller makes no representations or warranties of any kind or nature (whether express or implied), at law or in equity, with respect to the Company or the Subject Securities or the Loan Documents (and the properties, assets, liabilities and obligations of the Company) and Seller expressly disclaims any such other warranties (express or implied). Seller assumes no responsibility with respect to any statements, warranties or representations made in the Subject Securities or in any document or instrument delivered pursuant thereto, including the Loan Documents, by the Company or the performance or observance by the Company of any of its obligations with respect to the Subject Securities or the Loan Documents. Such Purchaser agrees to accept the Subject Securities and related rights under the Loan Documents assigned to him “as is”, “where is”, in their present condition and without any express or implied warranties (including any implied warranty of merchantability, fitness for intended use or otherwise), except for the representations and warranties Seller specifically provided for in Section 3 of this Agreement. Such Purchaser agrees that he will assume full responsibility and compliance with all obligations attributable, in any way, to the Subject Securities assigned to him, and unconditionally and irrevocably waives any and all losses it may have against Seller associated with same.

4.9       Delivery of Instruments; Effectiveness of Transfer. Purchasers each acknowledge and agree that, although Seller agrees to provide notice to the Company of the transfers of the Subject Securities and related Seller rights to the Purchasers, it is the obligation of the Purchasers, and not the Seller, to take such further action and deliver to the Company any such other documents as may be required for such Purchaser to become a “Purchaser” under the Loan Documents and a “Noteholder” under the Unsecured Note, and to become the record owners of that portion of the Subject Securities assigned to him, and to otherwise give effect to the transactions contemplated hereby.

4.10       Reliance on Exemptions, and Purchaser Representations, Acknowledgements and Agreements. Such Purchaser understands that the Subject Securities are being sold to him in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Seller is relying upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Subject Securities. Such Purchaser further acknowledges that (i) Seller is relying on such Purchaser’s representations, warranties, acknowledgements and agreements in this Agreement as a condition to proceeding with the transaction; and (ii) without such representations, warranties and agreements, Seller would not enter into this Agreement or consummate the transactions contemplated hereby.

5.       MISCELLANEOUS

5.1       No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

5.2       Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior and contemporaneous understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

5.3       Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

5.4       Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile and electronic mail of such counterparts in Portable Document Format (PDF)), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

5.5       Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

5.6       Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery, if delivered by hand to the persons identified below, (b) five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	S7 Finance B.V. Tower A, Level 12 Strawinskylaan 1209 1077 XX Amsterdam The Netherlands Attention: Dirk Slob and Alla Krasnogirevia
If to Das:	Nachiketa Das Tokyo 107-0062 Japan
If to Bulgakov:	Alexander Bulgakov 111674 Moscow Russian Federation

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including expedited courier, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

5.7       Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

5.8       Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party.

5.9       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

5.10       Expenses. Each of the Parties hereto such bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

5.11       Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

5.12       Tax Matters. As between Seller and Purchasers, all applicable transfer taxes, stamps or documentary tax payments, if any, shall be paid by Purchasers when due, and Purchasers will, at their own expense, file all necessary returns and other documentation with respect to all such applicable transfer taxes, fees and charges.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties and the duly authorized persons of the Parties hereto as of the date first written above.

SELLER:

S7 Finance B.V.
a Netherlands private company with limited liability

By:	/s/ Alla Krasnogirevia
Name:	Alla Krasnogirevia
Title:	Director A

PURCHASERS:

/s/ Nachiketa Das
Nachiketa Das

/s/Alexander Bulgakov
Alexander Bulgakov

Schedule 1

Allocation of Subject Securities

Subject Securities	Das	Bulgakov
1. Preferred Shares	833 Preferred Shares	833 Preferred Shares

2. 2018 Warrant	Warrant to purchase 83,300 shares of common stock	Warrant to purchase 83,300 shares of common stock

3. 2019 Warrant	Warrant to purchase 17,375,000 shares of common stock	Warrant to purchase 17,375,000 shares of common stock

4. Note	$375,000 principal amount plus all accrued and unpaid interest thereon	$375,000 principal amount plus all accrued and unpaid interest thereon

5. Unsecured Note	$55,425.32 principal amount plus all accrued and unpaid interest thereon	$55,425.31 principal amount plus all accrued and unpaid interest thereon

Schedule 2

Purchase Price

Subject Securities	Das Purchase Price	Bulgakov Purchase Price	Aggregate Purchase Price
1. Preferred Shares	$50	$50	$100

2. 2018 Warrant	$50	$50	$100

3. 2019 Warrant	$10,000	$10,000	$20,000

4. Note (and related rights and obligations under the Loan Documents)	$14,800	$ 14,800	$29,600

5. Unsecured Note	$100	$100	$200